Exhibit 99.1

Interpace Biosciences Announces Preliminary 2025 Revenue, 2026 Revenue Guidance and Simplification of Capital Structure

Preliminary 2025 thyroid testing revenue grew 21% over prior year

Initial 2026 guidance of 16% growth in thyroid testing revenue

All preferred stock converted to common stock

Debt-free balance sheet and positive Net Income and EBITDA operations

Company to seek uplisting on the Nasdaq Stock Market

PARSIPPANY, NJ, Jan. 20, 2026 (GLOBE NEWSWIRE) — Interpace Biosciences, Inc. (OTCID: IDXG) (“Interpace” or the “Company”) today announced preliminary and unaudited 2025 revenue from continuing operations (i.e., thyroid testing), initial 2026 revenue guidance, and updates on the Company’s capital structure and plans to seek an uplisting on The Nasdaq Stock Market.

Preliminary 2025 Revenue

Interpace announced preliminary and unaudited revenue of approximately $38-39 million in 2025. Thyroid testing represented approximately $34-35 million in revenue. This represents growth of approximately 21% in thyroid testing revenue over 2024. As announced previously, the Company’s PancraGEN test was discontinued in early May 2025 and Interpace now generates 100% of revenue from its thyroid testing franchise.

Initiation of 2026 Revenue Guidance

Interpace is initiating full-year 2026 revenue guidance of approximately $40 million, with 100% of this from thyroid testing. This represents growth of approximately 16% in thyroid testing revenue over 2025.

Preferred Stock Conversion

In October 2024, Interpace’s private equity investors exchanged 47,000 shares of Series B Preferred Stock (“Series B”) for 47,000 shares of Series C Preferred Stock (“Series C”), which are convertible into common stock at $2.02 per share. Today, Interpace confirms that all Series C Preferred shares have been converted into common stock, resulting in the issuance of approximately 23,267,327 shares of Interpace common stock (calculated as $1,000 stated value per preferred share divided by the $2.02 conversion price).

Following the conversion, Interpace’s pro forma basic shares outstanding total approximately 27.7 million shares, comprised of 4,428,539 previously outstanding shares as of January 20, 2025  plus the 23,267,327 newly issued shares upon conversion. Of this amount, 1315 Capital owns approximately 9,405,941 shares of common stock, or approximately 34% of Interpace’s outstanding common stock, and Ampersand owns 13,861,386 shares of common stock, or approximately 50% of Interpace’s outstanding common stock, in both cases subject to change in connection with subsequent issuance activity and public float changes.

“This conversion is a pivotal milestone in our capital structure journey,” said Tom Burnell, Chairman, President & CEO. “In addition to paying off 100% of the Company’s outstanding debt in December, Interpace has now retired all shares of preferred stock, greatly simplifying the capital structure as we focus on scaling a profitable, thyroid-focused diagnostics business.”

Potential Nasdaq uplisting

In light of the Company’s simplified capital structure, solid balance sheet and profitable growth in the thyroid testing franchise, Interpace intends to seek an uplisting to the Nasdaq Stock Market in 2026 although no assurance can be given that the uplisting will be successfully achieved.

“We believe that Interpace is in a strong financial position, and that uplisting to the Nasdaq Market will enable more investors to participate in the growth we expect going forward. This action paves the way for focused investments in sales acceleration, revitalized commercial research and development plans, and ongoing lab automation.” added Chris McCarthy, Chief Financial Officer & Chief Operating Officer.

About Interpace Biosciences

Interpace Biosciences is an emerging leader in enabling personalized medicine, offering specialized services along the therapeutic value chain from early diagnosis and prognostic planning to targeted therapeutic applications.

Clinical services, through Interpace Diagnostics, provide clinically useful molecular diagnostic tests and bioinformatics and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for improved patient diagnosis and management. Interpace has two commercialized molecular tests: ThyGeNEXT for the diagnosis of thyroid cancer from thyroid nodules utilizing a next-generation sequencing assay and ThyraMIRv2, used in combination with ThyGeNEXT, for the diagnosis of thyroid cancer utilizing a proprietary microRNA pairwise expression profiler along with algorithmic classification.

For more information, please visit Interpace Biosciences’ website at www.interpace.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to the Company’s future financial and operating performance. The Company has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. These statements also involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those expressed or implied by any forward-looking statements, including, but not limited to, the possibility that the Company’s estimates of future revenue, net income and adjusted EBITDA may prove to be materially inaccurate, the preliminary unaudited financial results being subject to audit review and adjustments, the Company’s prior history of operating losses, the Company’s ability to adequately finance its business the Company’s dependence on sales and reimbursements from its clinical services, the Company’s ability to retain or secure reimbursement including its reliance on third parties to process and transmit claims to payers and the adverse impact of any delay, data loss, or other disruption in processing or transmitting such claims, and the Company’s revenue recognition being based in part on estimates for future collections which estimates may prove to be incorrect.

Additionally, all forward-looking statements are subject to the “Risk Factors” detailed from time to time in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as amended, Current Reports on Form 8-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contacts:

Investor Relations

Interpace Biosciences, Inc.

(855)-776-6419

Info@Interpace.com